Amendment No. 2 to Purchase Agreement
(Superior Oil and Gas - EagleSpan Steel Structures)

February 7, 2005

Mr. Jerry W. Curtis, President
EagleSpan Steel Structures, Inc.
102 West 4th Street
Loveland, CO 80537

Re: Purchase Agreement effective December 19, 2004 between Superior Oil and Gas Co. (“Superior”) and EagleSpan Steel Structures, Inc. (ESS”) (the Purchase Agreement”);
Amendment No. 1 to the Purchase Agreement

Dear Mr. Curtis:

This letter ( “Amendment No. 2”) amends the Purchase Agreement and Amendment No. 1 recited above.

A.	Section B. 2. b. of Amendment No. 1 to Purchase Agreement shall be deleted, and the following substituted for it:

b.
Superior shall loan 1,500,000 newly issued, shares of Superior’s Common Stock to EagleSpan, which shares EagleSpan may use as additional collateral for any EagleSpan bank debt, currently existing or newly created, that is personally guaranteed by Jerry Curtis. It is the intent of the Parties that ESS obtain at least $500,000.00 in loan proceeds from the securities provided above.

B.	Section B.2.c. of Amendment No. 1 to Purchase Agreement shall be deleted, and the following substituted for it:

	c.	All EagleSpan capital stock purchased by Superior shall secure the payment by Superior of its $3,000,000 in Promissory Notes and interest thereon.

C.	Section B.2.d. of Amendment No. 1 to Purchase Agreement shall be deleted, and the following substituted for it:

d.
Until such time as Superior’s $3,000,000 in Promissory Notes and ESS’s bank debts that have been guaranteed by Jerry Curtis have been paid and satisfied in full, Jerry Curtis shall be a director of ESS. The ESS Board of Directors shall consist of Mr. Curtis, a Director appointed by Mr. Curtis and a Director appointed by Superior.

Exhibit 10.2
Page 1 of 2 Pages

D.	Section 9, Paragraph h of the Purchase Agreement shall be stricken in its entirety and replaced as follows:

h.
Within 45 days after Closing, ESS will provide Purchaser with financial statements that meet the requirements of the SEC’s Regulation S-B, Item 310: an audited balance sheet as of the close of the last fiscal year, audited statements of income for the two years preceding the date of such balance sheet, audited statements of cash flows for the two years preceding the date of such balance sheet, an audited statement of changes in shareholders’ equity for the two years preceding the date of such balance sheet, an unaudited balance sheet as of September 30, 2004, unaudited statements of income for the three-month periods and the nine-month periods ending September 30, 2004 and 2003, and unaudited statements of cash flows for the three-month periods and the nine-month periods ending September 30, 2004 and 2003.

In the event that the Parties do not consummate the transaction described herein by the Closing Date specified in Amendment No. 1 to Purchase Agreement, the Purchase Agreement and the Amendments to the Purchase Agreement shall terminate and each party shall be relieved of all its liabilities and obligations to the other, as they relate to this transaction.

E.	All other provisions of the Purchase Agreement and Amendment No. 1 to Purchase Agreement remain the same.

Very truly yours,

Superior Oil and Gas Co.

By: /s/ Daniel Lloyd	February 8, 2005
Daniel Lloyd, President

Accepted and Agreed:

EagleSpan Steel Structures, Inc.

By: /s/ Jerry W. Curtis	February 8, 2005
Jerry W. Curtis, President

Exhibit 10.2
Page 2 of 2 Pages